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                                 EXHIBIT 5.2



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      WOLF, BLOCK, SCHORR, AND SOLIS-COHEN LLP     | Philadelphia, PA 19103-2097
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                                  June 14, 2002

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, PA  19004

RE: Registration Statement on Form S-8 Relating to the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan

Ladies and Gentlemen:

         As counsel to Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), we have assisted in the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to general unsecured obligations (the "Obligations") of the Company to pay deferred compensation in the future in accordance with the Philadelphia Insurance Companies Key Employee Deferred Compensation Plan (the "Plan").

         In this connection, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified copies of documents and the conformity to originals of all documents submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company and have made such additional assumptions as are set forth below.

         The Obligations to which the Registration Statement relates may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.

         The Plan document states that the Plan is being established to permit eligible employees to defer the receipt of compensation otherwise payable to such eligible employees in accordance with the terms of the Plan. The Plan is intended to be treated as an unfunded arrangement, and by its terms is maintained primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees. For the purpose of this opinion, we have assumed that (a) the Plan was duly adopted by the Company on June 11, 2002, (b) the Plan will be operated consistent with its terms and will only permit deferrals of compensation by employees who consist exclusively of "a select group of management or highly compensated employees" (as this phrase is used for purposes of the Employee Retirement




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Income Security Act of 1974, as amended, "ERISA"), and (c) in the event assets are set aside in a trust to fund benefits payable under the Plan, such trust will at all times be maintained under a trust agreement that causes the trust to be treated for purposes of the applicable provisions of the Internal
Revenue Code of 1986, as amended (the "Code") as a grantor trust, the assets of which will be subject to the claims of the Company's creditors.

         By its express terms, the Plan potentially results in a deferral of income by employees for periods extending to the termination of covered employment or beyond. Accordingly, the Plan is an "employee pension benefit plan" described in section 3(3) of ERISA. However, assuming, as noted above, that the Plan is treated as unfunded and is maintained exclusively for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees, and assuming further that a statement meeting the requirements of Department of Labor Regulation Section 2520.104-23, providing for an alternative method of compliance for pension plans for certain selected employees, is filed in a timely manner with the appropriate office of the Department of Labor, the Plan will be in compliance with Part 1 of Title I of ERISA, and will be exempt from all other provisions of ERISA other than Part 5 of Title I.

         The Plan is not designed or operated with the purpose of satisfying the requirements for qualification under section 401(a) of the Code.

         Parts 1 and 5 of Title I of ERISA do not impose any specific written requirements on non-qualified deferred compensation arrangements such as the Plan as a condition to compliance with the applicable provisions of ERISA. Further, the operation of the Plan pursuant to the written provisions of the Plan will not cause the Plan to fail to comply with parts 1 or 5 of Title I of ERISA.

         On the basis of the foregoing, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                /s/ Wolf, Block, Schorr and Solis-Cohen LLP


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